Exhibit 10.2
                                                       As Amended
                                               September 30, 1994

                         UAL CORPORATION

                   INCENTIVE COMPENSATION PLAN

I.   PURPOSE

     In an effort to maintain a position of leadership in the fast-growing and highly competitive business segments in which UAL Corporation (the "Company") competes, it is necessary to promote financial interests of the corporation and its corporate affiliates (the "subsidiaries"), including its growth, by (A) attracting and retaining highly qualified executives possessing outstanding ability, (B) motivating executives by means of performance related incentives, and (C) providing incentive compensation opportunities which are competitive with those of major corporations. The Incentive Compensation Plan (the "Plan") hereinafter described is designated to assist the Company in attaining these objectives.

II.  ADMINISTRATION OF THE PLAN

     1. The Company is responsible for the general administration of the Plan, except as to matters reserved in this Plan to the Compensation Administration Committee of the Board of Directors of the Company for all grants to any "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and by the Compensation Committee of the Board of Directors of the Company for all other grants (such committee, as applicable, herein called the "Committee"). Determinations, decisions and actions of the Company or the Committee in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any grantee of awards under the Plan and any person claiming under or through such grantee. Neither the Company nor any member of the Committee will be liable for any determination, decision, or action made with respect to the Plan or any Incentive Award granted under the Plan.

     2.  A Participant's rights and interests in any Incentive
Award made under the Plan may not be assigned or transferred and are not subject to attachment, garnishment, execution, or other creditor's processes.

     3. This Plan may at any time be amended, modified, or terminated as the Board, in its discretion, determines, and such amendment, modification, or termination will not require the consent, ratification, or approval of any party, including any Participant hereunder.

     4. This Plan and all determinations made and actions taken pursuant hereto will be governed and construed by the law of the State of Illinois.


III.  DEFINITIONS

     1.  Award Year -- The calendar year for which Incentive
Awards, if any, are calculated under the Plan.

     2. Financial Objectives -- Financial performance goals established by the Company and approved by the Committee at the beginning of an Award Year. Financial Objectives may apply to overall Company and subsidiaries performance in selected areas and/or to performance of major business segments of the Company and subsidiaries.

     3. Financial Performance Factor -- The numerical factor determined by the Company shortly after the Award Year by comparing actual performance during such Award Year to the applicable Financial Objectives previously established for such Award Year.

     4. Individual Performance Objectives -- Goals and objectives established by the Company (or by the Committee in the case of the Company's Chairman and its Chief Executive Officer) for each Participant under the Plan.

     5. Individual Performance Factor -- The numerical factor determined with respect to the Plan by the Company (or by the Committee in the case of the Chairman and the Chief Executive Officer and officers reporting to either of them) shortly after the Award Year, based upon an evaluation as to the extent to which a Participant in the Plan achieved the Individual Performance Objectives established for him/her. Such evaluation will be wholly discretionary and subjective on the part of the Company or the Committee.

     6. Incentive Awards -- The dollar value of awards made to Participants under the Plan. Notwithstanding any other provisions of the Plan, in no event may a total Incentive Award for any Participant exceed 100% of his/her base salary for an Award Year.

     7. Incentive Opportunity -- The amount, determined by the Company and approved by the Committee at the beginning of an Award Year, that a Participant may receive as an Incentive Award under the Plan. The Incentive Opportunity will be stated as a percentage of a Participant's annual base salary as of December 31, of an Award Year. If a Participant held more than one position in an Award Year, his/her Incentive Opportunity will be based on the position he/she occupied at the end of the Award Year.

IV.  PARTICIPATION IN THE PLAN

     1. Participants will be determined annually by the Company from among key employees and senior management employees of the Company and its subsidiaries. This determination will allow participation only for the Award Year concerned.

     2. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or its subsidiaries.

     3. If a Participant's employment with the Company or its subsidiaries is terminated during an Award Year, the appropriate Incentive Award under the Plan, if any, for such Participant will be subject to the sole discretion of the Company's Chairman (or to the sole discretion of the committee in case of the termination of employment of the Chairman). A transfer of employment between the Company and any of its subsidiaries will not be considered a termination of employment.

V.   COMPUTATION OF INCENTIVE AWARDS

     The Incentive Award for an Award Year for a Participant will be the product of a Participant's Incentive Opportunity times the sum of his Company's Financial Performance Factor plus his Individual Performance Factor. No Incentive Award will be made to a Participant for an Award Year in which his company's Financial Performance Factor is below threshold level. However, the Chairman, with Committee approval, may waive the Company's Financial Performance Factor threshold requirement.

     Total payments to all participants of the Incentive
Compensation Plan will be limited to 5% of Pre-Tax Income in any given year. Should total calculated incentive awards exceed 5% of Pre-Tax Income, payments will be made on a prorated basis.

VI.  PAYMENT OF AWARDS

     (A) Standard Procedures -- Payment of Incentive Awards will be made in cash on or about April 1, of the year following the Award Year; provided, however, that an Incentive Award may be deferred at the election of a Participant in the manner described below.

     (B) Deferred Awards -- Participants may elect, on or before December 31 of the year preceding an Award Year, to defer receipt of all or any portion on an Incentive Award to a subsequent calendar year. A Participant will receive payment of a deferred Incentive Award in a lump sum in January of the earliest of: (1) the deferral calendar year selected by the Participant; (2) the calendar year immediately after the Participant's retirement under the United Air Lines, Inc. Non-
Union Ground Employees' Retirement Plan; (3) the calendar year after the Participant's termination of employment with the Company for other reasons, provided that a transfer of employment from the Company to any of the Company's affiliates will not be considered a termination of employment with the Company; (4) the occurrence of an "Unforeseeable Emergency", provided that a distribution pursuant to this clause (4) shall not exceed the amount reasonably needed to satisfy the emergency need, or (5) any other time elected by the Participant, provided that upon making such an election, the Participant shall be entitled to receive 90% of the amounts then credited to him or her under the Plan and shall forfeit the remaining 10% of such amount. The amounts deferred will be credited annually with compound interest at the prime rate in effect during the deferral period at the end of the calendar quarter, as reported by The Wall Street Journal.
All deferred Incentive Awards will be reflected in the Company's books as general unsecured and unfunded obligations of the Company. No trust in favor of any Participant will be implied.
Deferral elections will be irrevocable by a Participant or his or her beneficiary. For purposes of this Section, "Unforeseeable
Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment under clause (4) above may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.

VII.  SPECIAL RULES

      Notwithstanding any other provision of this Plan to the contrary: Incentive Awards with respect to an Award Year with respect to any Participant who is a "covered employee" (as defined in Section 162(m)(3) of the Code) with respect to such Award Year (I) may not exceed $900,000 and (ii) shall be determined by reference to a formula which shall define the Incentive Award by reference to the attainment by the Company of one or more target levels of pre-tax income (as determined under generally accepted accounting principles but without regard to any items (whether gains or losses) otherwise included therein relating to (1) the UAL Corporation Employee Stock Ownership Plan, the UAL Corporation Supplemental ESOP, or the trusts relating thereto, (2) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, (3) this Plan and (4) the Company's 1988 Restricted Stock Plan) for such Award Year. Such target level(s) and the formula referred to above shall be determined by the Committee prior to the commencement of such Award Year (or at such later time as may be permissible under Section 162(m) of the Code); the Committee shall determine and certify whether such target levels of pre-tax income have been met. Notwithstanding the foregoing, the Committee may reduce the Incentive Award otherwise determined pursuant to such formula in its sole discretion.